Exhibit 99.1

IMPLANT SCIENCES SIGNS DEFINITIVE AGREEMENT TO SELL ASSETS OF CORE SYSTEMS SUBSIDIARY

COMPANY CONTINUES DIVESTITURE OF NON-STRATEGIC ASSETS

WAKEFIELD, MA. November 14, 2008…Implant Sciences Corporation (NYSE Alternext US: IMX), a supplier of systems and sensors for the homeland security market and related industries, today announced that the company and its wholly owned subsidiary C Acquisition Corp. (which operates under the name Core Systems) have signed a definitive agreement to sell substantially all of Core Systems’ assets for a purchase price of $3,000,000 plus the assumption of certain liabilities.  The transaction is expected to close by November 21, 2008.

The buyer, an entity newly formed by Core Systems’ general manager and certain other investors, made an initial down payment of $250,000 prior the execution of the definitive agreement. The balance of the purchase price will be paid at the closing by delivery of $1,250,000 in cash and a promissory note in the amount of $1,500,000. The promissory note will require the buyer to pay $500,000 on or before December 24, 2008, and the remaining principal balance, together with accrued interest, in equal monthly installments over a period of 60 months commencing February 1, 2009. The note will be collateralized by a security interest in all of the buyer’s Core Systems assets.  The Company was advised in the transaction by the Noblemen Group of Dallas, Texas.

“We continue to execute on our operating plan to withdraw from non-strategic businesses and to focus on the continued growth and expansion of our security products business,” said Phillip C. Thomas, Chief Executive Officer of Implant Sciences. “This transaction allows us to further streamline our business and continue the focus on the expansion of our security products while generating additional cash to sustain operations.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally. For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s ability to successfully sell and withdraw from the Core Systems business by the end of the calendar year, the risk that the Company will not realize the anticipated benefits of the agreement, that the transactions contemplated by the agreement will not be consummated, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008. The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com